Exhibit 99.1

INTERNATIONAL SHIPHOLDING CORPORATION REPORTS FIRST QUARTER 2012 RESULTS

DECLARES FIRST QUARTER DIVIDEND OF $0.25 PER SHARE

Mobile, Alabama, April 25, 2012 – International Shipholding Corporation (NYSE: ISH) today announced the financial results for the quarter ended March 31, 2012.

First Quarter 2012 Highlights

•	Reported net income of $7.9 million for the three months ended March 31, 2012

•	Generated a reportable gain of $3.8 million from transaction involving the sales of two International Flag Pure Car Truck Carriers

•
The International Flag Pure Car Truck Carrier sales and a sale and leaseback of a United States Flag Pure Car Truck Carrier generated cash proceeds of $132.1 million enabling the company to pay down $90.6 million in debt

•	Declared a first quarter dividend of $0.25 per share payable on June 1, 2012 to shareholders of record as of May 16, 2012

Net Income
The Company reported net income of $7.9 million for the three months ended March 31, 2012, which included a gain on the sale of two International Flag Pure Car Truck Carriers of $3.8 million.  For the comparable three months ended March 31, 2011, the Company reported net income of $24.1 million, which included a gain of $18.7 million on the Dry Bulk transaction.  Excluding the non-recurring transactions, net income for the first quarter of 2012 was $4.1 million as compared to $5.4 million for the comparable quarter in 2011.

Mr. Niels M. Johnsen, Chairman and Chief Executive Officer, stated: “During a time in which our fleet of diversified vessels continued to generate contract revenue, we enhanced our financial position by monetizing our investments in three Pure Car Truck Carriers.  Importantly, one of these monetization transactions was a sale leaseback with early buy-out options that enables the Company to maintain commercial control of the vessel.  Proceeds from these transactions provide us with significant capital to pay down debt and pursue accretive growth opportunities.”

“In addition, we continue to focus on providing attractive returns to our shareholders through a quarterly dividend.  Consistent with our policy, our Board of Directors declared a first quarter dividend of $0.25 per share, increasing the cumulative declared payment to $6.25 per share since reinstituting our dividend policy in the fourth quarter of 2008.”

Operating Income
Operating income for the three months ended March 31, 2012, was $6.3 million.  Excluding the gains from the sale of assets, operating income was $2.5 million in this first quarter of 2012 as compared to $4.1 for the comparable period in 2011.  The Company’s gross voyage profit, which represents the operating results of its five reporting segments was $14.4 million compared to $15.3 million in the 2011 three month period.  The comparable results by reporting segment are shown below:

      International                                 Rail Ferry
U.S. Flag                         Flag                 COA                 Service                     Other                  Totals
(all amounts in millions)
2012
Gross Voyage Profit                        $7.926                     $6.159                 $(.892)                     $.833                   $.352                 $14.378

Depreciation                                     (2.565)                     (3.092)                     --                        (.698)                   (.002)                  (6.357)
Gross  Profit                                     $5.361                      $3.067                 $(.892)                    $.135                    $.350                   $8.021
(After Depreciation)

2011
Gross Voyage Profit                       $9.018                     $4.324                 $(.079)                    $1.423                   $.658                 $15.344

Depreciation                                    (2.509)                     (1.990)                     --                         (.872)                   (.003)                  (5.374)
Gross  Profit                                    $6.509                     $2.334                 $(.079)                       $.551                   $.655                   $9.970
(After Depreciation)

Gross profit for the U. S Flag Time Charter segment was lower due to the expiration of the three operating contracts with the Military Sealift Command (MSC) during the quarter and lower supplemental cargo volumes.  These were partially offset by the results of the multi-purpose ice strengthened vessel placed under contract to the MSC in late 2011.  The International Flag Time Charter segment reported improved results primarily from the operation of its Dry Bulk vessels.  The Contract of Affreightment segment reported a greater loss from lower tonnage carried in the quarter. The Rail Ferry segment results were negatively impacted by higher operating costs in the quarter.  These costs are expected to come in line with prior year operating cost levels over the remainder of the year.  The Company’s Other segment results, consisting mainly of chartering brokerage and agency services, were adversely impacted by work stoppage in Indonesia affecting a large chartering customer.  As these operations return to normal, charter levels are expected to return to 2011 levels for the remainder of 2012.

Interest and Other
Interest expense for the three months ended March 31, 2012, increased from the comparable period in 2011.  This was a result of financing collateralized by the Handysize vessels acquired during the first quarter of 2011 and the Handymax vessel delivered in the first quarter of 2012.  During the three month period ended March 31, 2012, the Japanese Yen depreciated in relation to the U.S. Dollar from 76.92 to 82.82.  This produced the $3.6 million foreign exchange gain reported in the quarter.

Unconsolidated Entities
The results from the Company’s investments in 50% or less owned ventures decreased in the three months ended March 31, 2012, when compared to the same period in 2011.  The 2011 results reflect the investment in Dry Bulk which was purchased late in the first quarter of 2011.

Balance Sheet
The Company’s working capital at March 31, 2012, was approximately $24.4 million, an increase of $5.1 million from December 31, 2011.  Cash and cash equivalents was approximately $34.2 million with the Company’s $30 million Line of Credit undrawn.  During the quarter, the Company finalized its equity investment in the Handymax vessel with a payment of approximately $9 million.  Additionally, the Company repaid its temporary line of credit draw of $9.5 million.

Dividend Declaration
The Company’s Board of Directors authorized the payment of a $0.25 dividend payable on June 1, 2012, for each share of common stock owned on the record date of May 16, 2012.  All future dividend declarations and amounts remain subject to the discretion of International Shipholding Corporation’s Board of Directors.

Conference Call
In connection with this earnings release, management will host an earnings conference call on Thursday, April 26, 2012 at 10:00 AM ET. To participate in the conference call, please dial (888) 596-2569 (domestic) or (913) 312-0855 (international). Participants can reference the International Shipholding Corporation First Quarter 2012 Earnings Call or passcode 3269834. Please dial in approximately 5 minutes prior to the call.

The conference call will also be available via a live listen-only webcast and can be accessed through the Investor Relations section of the Company’s website, www.intship.com. Please allow extra time prior to the call to visit the Company’s website and download any software that may be needed to listen to the webcast.

A replay of the conference call will be available through May 3, 2012, at (877) 870-5176 (domestic) or (858) 384-5517 (international). The passcode for the replay is 3269834.

About International Shipholding
International Shipholding Corporation, through its subsidiaries, operates a diversified fleet of U.S. and International flag vessels that provide worldwide and domestic maritime transportation services to commercial and governmental customers primarily under medium to long-term charters and contracts. www.intship.com

Caution concerning forward-looking statements
This press release contains forward-looking statements within the meaning of the U.S. federal securities laws. These forward-looking statements are based on assumptions and opinions concerning a variety of known and unknown risks. Please refer to ISH’s Annual Report on form 10-K for the year ended December 31, 2011 as well as its future filings and reports filed with or furnished to the Securities and Exchange Commission for a description of the business environment in which ISH operates and the important factors, risks and uncertainties that may affect its business and financial results. If any assumptions or opinions prove materially incorrect, any forward-looking statements made on that basis may also prove to be materially incorrect. ISH is not under any obligation to (and expressly disclaims any such obligations to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact:

The IGB Group
David Burke
(646) 673-9701
dburke@igbir.com

Leon Berman
(212) 477-8438
lberman@igbir.com

International Shipholding Corporation
Niels M. Johnsen, Chairman (212) 943-4141
Erik L. Johnsen, President (251) 243-9221

INTERNATIONAL SHIPHOLDING CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(All Amounts in Thousands Except Share Data)
(Unaudited)

	Three Months ended March 31,
	2012	2011
Revenues	$65,204	$64,334

Operating Expenses:
Voyage Expenses	50,826	48,990
Vessel Depreciation	6,357	5,374
Administrative and General Expenses	5,508	5,829
Gain on Dry Bulk Transaction	-	(18,714)
Gain on Sale of Other Assets	(3,799)	-

Total Operating Expenses	58,892	41,479

Operating Income	6,312	22,855

Interest and Other:
Interest Expense	2,727	2,290
Derivative Income	(149)	(121)
Gain on Sale of Investment	(42)	-
Other Income from Vessel Financing	(622)	(688)
Investment Income	(128)	(200)
Foreign Exchange Gain	(3,648)	(1,489)
	(1,862)	(208)

Income Before Provision for Income Taxes and
Equity in Net (Loss) Income of Unconsolidated Entities	8,174	23,063

Provision for Income Taxes:
Current	168	207
State	-	1
	168	208
Equity in Net (Loss) Income of Unconsolidated
Entities (Net of Applicable Taxes)	(70)	1,225

Net Income	$7,936	$24,080

Basic and Diluted Earnings Per Common Share:
Basic Earnings Per Common Share:	$1.11	$3.33

Diluted Earnings Per Common Share:	$1.11	$3.32

Weighted Average Shares of Common Stock Outstanding:
Basic	7,170,611	7,232,834
Diluted	7,170,611	7,256,129

Dividends Per Share	$0.250	$0.375

INTERNATIONAL SHIPHOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(All Amounts in Thousands)
(Unaudited)

	March 31,	December 31,
ASSETS	2012	2011

Current Assets:
Cash and Cash Equivalents	$34,190	$21,437
Restricted Cash	-	8,907
Marketable Securities	13,086	12,827
Accounts Receivable, Net of Allowance for Doubtful Accounts
of $100 and $100 in 2012 and 2011:	24,190	20,553
Federal Income Taxes Receivable	2	242
Net Investment in Direct Financing Leases	3,201	6,278
Other Current Assets	4,612	4,037
Notes Receivable	4,537	4,450
Material and Supplies Inventory	3,838	5,034
Total Current Assets	87,656	83,765

Investment in Unconsolidated Entities	13,571	12,800

Net Investment in Direct Financing Leases	16,160	43,837

Vessels, Property, and Other Equipment, at Cost:
Vessels	538,226	581,705
Leasehold Improvements	26,128	26,128
Construction in Progress	413	20,729
Furniture and Equipment	9,430	9,372
	574,197	637,934
Less - Accumulated Depreciation	(172,929)	(171,820)
	401,268	466,114

Other Assets:
Deferred Charges, Net of Accumulated Amortization	15,083	16,546
of $18,495 and $17,429 in 2012 and 2011, Respectively
Intangible Assets, Net	2,576	3,219
Due from Related Parties	1,747	1,571
Notes Receivable	36,529	37,714
Other	4,755	13
	60,690	59,063

TOTAL ASSETS	$579,345	$665,579

INTERNATIONAL SHIPHOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(All Amounts in Thousands)
(Unaudited)

	March 31,	December 31,
	2012	2011
LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Current Maturities of Long-Term Debt	$27,991	$36,079
Accounts Payable and Accrued Liabilities	35,247	28,343
Total Current Liabilities	63,238	64,422

Long-Term Debt, Less Current Maturities	187,336	286,014

Other Long-Term Liabilities:
Lease Incentive Obligation	6,606	6,640
Other	66,779	59,148

TOTAL LIABILITIES	323,959	416,224

Stockholders' Equity:
Common Stock	8,590	8,606
Additional Paid-In Capital	85,506	85,830
Retained Earnings	209,041	204,109
Treasury Stock	(25,403)	(25,403)
Accumulated Other Comprehensive Loss	(22,348)	(23,787)
TOTAL STOCKHOLDERS' EQUITY	255,386	249,355

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$579,345	$665,579

INTERNATIONAL SHIPHOLDING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(All Amounts in Thousands)
(Unaudited)
	Three Months Ended March 31,
	2012	2011
Cash Flows from Operating Activities:
Net Income	$7,936	$24,080
Adjustments to Reconcile Net Income to Net Cash Provided by
Operating Activities:
Depreciation	6,521	5,621
Amortization of Deferred Charges and Other Assets	2,432	1,571
Gain on Dry Bulk Transaction	-	(18,714)
Non-Cash Stock Based Compensation	332	577
Equity in Net Income of Unconsolidated Entities	70	(1,225)
Distributions from Unconsolidated Entities	-	750
Gain on Sale of Assets	(3,799)	-
Loss (Gain) on Sale of Investments	(42)	-
Non-Cash Gain on Foreign Currency Exchange	(3,648)	(1,489)
Changes in:
Deferred Drydocking Charges	(1,924)	(3,338)
Accounts Receivable	(3,637)	(9,265)
Inventories and Other Current Assets	121	867
Other Assets	1,714	71
Accounts Payable and Accrued Liabilities	437	5,563
Other Long-Term Liabilities	(3,627)	1,905
Net Cash Provided by Operating Activities	2,886	6,974

Cash Flows from Investing Activities:
Principal payments received under Direct Financing Leases	1,518	1,330
Capital Improvements to Vessels and Other Assets	(22,885)	(12,800)
Proceeds from Sale of Assets	130,315	-
Purchase of Marketable Securities	5	(1,120)
Proceeds from Sale of Marketable Securities	(135)	1,150
Investment in Unconsolidated Entities	(750)	(1,646)
Acquisition of Unconsolidated Entity	-	16,861
Net Increase in Restricted Cash Account	6,907	-
Proceeds from Note Receivables	1,185	1,002
Net Cash Provided by Investing Activities	116,160	4,777
Cash Flows from Financing Activities:
Proceeds from Issuance of Debt	31,175	34,029
Repayment of Debt	(134,292)	(14,936)
Additions to Deferred Financing Charges	(172)	(69)
Common Stock Dividends Paid	(3,004)	(2,947)
Net Cash (Used In) Provided by Financing Activities	(106,293)	16,077

Net Increase in Cash and Cash Equivalents	12,753	27,828
Cash and Cash Equivalents at Beginning of Period	21,437	24,158
Cash and Cash Equivalents at End of Period	$34,190	$51,986